Exhibit 19.1

Innovative Industrial Properties, Inc.
Insider Trading Compliance Program

This Statement consists of four sections:

●Section I provides an overview;
●Section II sets forth Innovative Industrial Properties, Inc.’s policies prohibiting insider trading;
●Section III explains insider trading; and
●Section IV consists of various procedures which have been put in place by Innovative Industrial Properties, Inc. to prevent insider trading.

I.SUMMARY

Preventing insider trading is necessary to comply with securities law and to preserve the reputation and integrity of Innovative Industrial Properties, Inc. (the “Company”) as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.” Insider trading is a crime and can undermine investor trust, harm the reputation and integrity of the Company, and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company.

This Statement applies to all officers, directors and employees of the Company (collectively, “IIPR Personnel”) and extends to all activities within and outside an individual’s duties at the Company. Every officer, director and employee must review this Statement. The policies set forth in this Statement also apply to transactions by (i) each officer’s, director’s and employee’s spouse, children or other relatives living in the same household (“family members”); (ii) corporations or other business entities controlled by an officer, director, employee or any family member; (iii) corporations or other business entities controlled by an officer, director or employee; and (iv) trusts in which an officer, director, employee or any family member acts as trustee or otherwise has investment control. Questions regarding the Statement should be directed to the Company’s Chief Executive Officer or Chief Financial Officer or his or her designee (the “Authorizing Officers”).

II.STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No officer, director or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. Additionally, except for the exercise of options that does not involve the sale of Company securities (the cashless exercise of a Company stock option does involve the sale of Company securities and therefore would not qualify under this exception) or purchases or sales pursuant to a Rule 10b5-1 trading plan previously approved by an Authorizing Officer (or, in the case of a trading plan of an Authorizing Officer, another Authorizing Officer or the

Audit Committee Chairperson), no officer, director or employee shall purchase or sell any security of the Company during the period beginning two weeks before the end of any fiscal quarter of the Company and ending two business days after the public release of earnings data for such fiscal quarter.

No officer, director or employee shall directly or indirectly tip material, non-public information to anyone while in possession of such information. In addition, material, non-public information should not be communicated to anyone outside the Company under any circumstances, or to anyone within the Company other than on a need-to-know basis.

III.EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, conversions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:

●trading by insiders while in possession of material, non-public information;
●trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
●communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

A.What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) facts concerning: dividends; corporate earnings or earnings forecasts; mergers or acquisitions; major litigation; significant borrowings or financings; defaults on borrowings; and bankruptcies. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: when in doubt, do not trade.

B.What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press, or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately 48 hours following publication as a reasonable waiting period before such information is deemed to be public.

C.Who is an Insider?

“Insiders” include officers, directors and employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about business, activities and securities. Officers, directors and employees may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by members of an officer’s, director’s or employee’s household can be the responsibility of such officer, director or employee under certain circumstances and could give rise to legal and Company-imposed sanctions.

D.Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

E.Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The Securities and Exchange Commission (“SEC”) and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●SEC administrative sanctions;
●securities industry self-regulatory organization sanctions;
●civil injunctions;
●damage awards to private plaintiffs;
●disgorgement of all profits;
●civil fines for the violator of up to three times the amount of profit gained or loss avoided;
●civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person);
●criminal fines for individual violators; and
●imprisonment.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

F.Examples of Insider Trading

Examples of insider trading cases include actions brought against: corporate officers, directors and employees who traded a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, and employees who traded the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties. The officer also is subject to, among other things, criminal prosecution, which may include additional fines and imprisonment. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his or her friend for all of the friend’s profits and each is liable for additional penalties. In addition, the officer and his or her friend are subject to, among other things, criminal prosecution, as described above.

IV.STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.

A.Identifying Material, Non-public Information

No officer, director or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. Additionally, prior to directly or indirectly trading any security of the Company, every officer, director and employee is required to contact an Authorizing Officer (as part of the pre-clearance procedure discussed below in Section D) and make an initial determination whether the Company and/or such officer, director or employee is in possession of material, non-public information relating to such security. In making such assessment, the explanations of “material” and “non-public” information set forth above should be of assistance. If after consulting with an Authorizing Officer it is determined that the Company and/or such officer, director or employee is in possession of material, non-public information, there may be no trading in such security.

B.Information Relating to the Company

1.Access to Information

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances or to anyone within the Company on an other than need to know basis.

In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Chief Financial Officer.

C.Limitations on Access to the Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

1.All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

●maintaining the confidentiality of Company related transactions;
●conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
●restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
●promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
●disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
●restricting access to areas likely to contain confidential documents or material, non-public information; and
●avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

2.Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

D.Pre-Clearance of All Trades by All Officers, Directors and Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company securities, all transactions in Company securities (including without limitation, acquisitions and dispositions of Company Stock (other than purchases or sales pursuant to a Rule 10b5-1 trading plan previously approved by an Authorizing Officer ), the exercise of stock options and the sale of Company Stock issued upon exercise of stock options) by officers, directors and employees must be precleared by an Authorizing Officer . Preclearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law. Additionally, except for (i) purchases or sales made pursuant to a Rule 10b5-1 trading plan previously approved by an Authorizing Officer or (ii) the exercise of options that does not involve the sale of Company securities (the cashless exercise of a Company stock option does involve the sale of Company securities and therefore would not qualify under this exception), neither the Company nor any of its officers, directors or employees may trade in any securities of the Company during the period beginning two weeks before the end of any fiscal quarter of the Company and ending two business days after the public release of earnings data for such fiscal quarter. Also, please consult the “Insider Trading Reminders” attached hereto as “Attachment A.”

E.Purchases and Sales Pursuant to Rule 10b5-1 Plans

Purchases and sales pursuant to a contract, instruction or plan entered into by an officer or director of the Company in good faith and in accordance with the terms of Rule 10b5-1 of the Securities Exchange Act of 1934 shall be exempt from the trading restrictions set forth herein if the plan is implemented and operated in accordance with the terms of Rule 10b5-1 and of this paragraph. Each Rule 10b5-1 trading plan, and any modification to a Rule 10b5-1 trading plan, must be submitted to and pre-approved by an Authorizing Officer (or, in the case of a trading plan of an Authorizing Officer, another Authorizing Officer or the Audit Committee Chairperson)

, who may impose any conditions on the implementation and operation of the trading plan as he or she deems necessary or advisable. From time to time, for legal or other reasons, an Authorizing Officer may direct that purchases and sales pursuant to any Rule 10b5-1 trading plan be suspended or discontinued. Failure of the officer or director to discontinue purchases and sales as directed will be a violation of the Company’s insider trading policy and result in a loss of the exemption under this paragraph.

F.Avoidance of Certain Aggressive or Speculative Trading

Officers, directors and employees and their respective family members (including spouses, minor children, or any other family members living in the same household), should ordinarily not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. Such activities would include the purchase of put or call options, or the writing of such options.

G.Derivatives Trading and Hedging Activities

Executive officers, directors and their respective family members (including spouses, minor children, or any other family members living in the same household) are prohibited from entering into any derivative transaction designed to limit the economic risk with respect to any Company securities held by them (whether vested or unvested), including, without limitation, short-selling, forward contracts, options, puts, calls, straddles and equity swaps.

H.Trading on Margin and Pledging Activities

Executive officers, directors and their respective family members (including spouses, minor children, or any other family members living in the same household) are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for any loan.

I.Execution and Return of Certification of Compliance

To help facilitate compliance with this policy statement, the Company requires that all IIPR Personnel review this policy statement upon hire and periodically, and acknowledge in writing their understanding of, and their agreement to comply with, this policy.

Dated: January 15, 2025

Attachment A

Insider Trading Reminders For Employees,

Officers And Directors Of Innovative Industrial Properties, Inc.

Before engaging in any transaction in Innovative Industrial Properties, Inc. (the “Company”) securities, please read the following:

Both the federal securities laws and the Company’s policy prohibit transactions in the Company’s securities at a time when you may be in possession of material information about the Company which has not been publicly disclosed. This also applies to members of your household as well as all others whose transactions may be attributable to you.

Material information, in short, is any information which could affect the price of the securities. Either positive or negative information may be material. Once a public announcement has been made, you should wait until the information has been made available to the public for at least 48 hours before engaging in any transaction.

Except for (i) purchases or sales made pursuant to a Rule 10b5-1 trading plan previously approved by the Company’s Chief Executive Officer or Chief Financial Officer or his or her designee (the “Authorizing Officers”) or (ii) the exercise of options that does not involve the sale of Company securities (the cashless exercise of a Company stock option does involve the sale of Company securities and therefore would not qualify under this exception), neither the Company nor any of its officers, directors or employees may trade in any securities of the Company during the period beginning two weeks before the end of any fiscal quarter of the Company and ending two business days after the public release of earnings data for such fiscal quarter. Important: All transactions by officers, directors or employees (other than purchases or sales pursuant to a Rule 10b5-1 trading plan previously approved by an Authorizing Officer ) must be precleared with an Authorizing Officer.

For further information and guidance, please refer to our Statement Governing the Prevention of Insider Trading and do not hesitate to contact an Authorizing Officer.

All transactions in Innovative Industrial Properties, Inc. securities must be precleared by contacting an Authorizing Office